Exhibit 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in E'town Corporation's Registration Statement No. 33-67992 on Form S-3 and Nos. 33-19600, 33-49812 and 33-42509 on Forms S-8 of our report dated February 15, 1994, except for the subsequent events discussed in Notes 10 and 11, as to which the dates are February 23, 1994 and March 23, 1994, respectively, and to the incorporation by reference in Elizabethtown Water Company's Registration Statement Nos. 33-51917 and
33-68578 on Forms S-3 of our report dated February 15, 1994, except for the subsequent events discussed in Notes 8 and 9, as to which the dates are February 23, 1994 and March 23, 1994, respectively, appearing in and incorporated by reference in this Annual Report on Form 10-K of E'town Corporation and Elizabethtown Water Company for the year ended
December 31, 1993.


/s/ Deloitte & Touche

Parsippany, New Jersey
March 31, 1994
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